National Bankshares, Inc. Announces New Director

James G. Rakes, Chairman, President and Chief Executive Officer of National Bankshares, Inc., has announced the election of John E. Dooley to the National Bankshares, Inc. Board of Directors.

Mr. Dooley is Chief Executive Officer (CEO) of the Virginia Tech Foundation, Inc., where he oversees the leadership and management of Virginia Tech’s private assets in support of university programs and initiatives. Prior to becoming CEO of the Foundation in July 2012, Mr. Dooley served as Virginia Tech’s Vice President for Outreach and International Affairs for ten years.

Commenting on Mr. Dooley’s election to the Bankshares Board, Rakes said, “We are very pleased to welcome John to the National Bankshares Board. His expertise and professional background are a great fit for our board and will benefit our ability to serve our customers and shareholders.”

Mr. Dooley is an active member of the Virginia Tech community through several committees and special projects. He also serves on the boards of several community and state organizations. He and his wife Lisa live in Blacksburg and have three adult daughters and two sons-in-law.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia, with total assets of approximately $1.08 billion.  It is the parent company of National Bank, a 121 year-old community bank with 25 offices throughout Southwest Virginia.  Additional information is available on the Company’s web site at www.nationalbankshares.com.

For more information, contact:
Nancy Bowman
Marketing
540-951-6332